Exhibit 99.1

PRESS RELEASE                                      Source: Lawson Products, Inc.
Lawson Products Reports First Quarter Results

Thursday April 17, 9:00 am ET

DES PLAINES, Ill., April 17 /PRNewswire-FirstCall/ -- Lawson Products, Inc. (Nasdaq: LAWS - News) reported net sales of $96.1 million for the first quarter of 2003, an increase of .3% over net sales of $95.7 million for the first quarter of 2002. For the quarter, the MRO segments recorded net sales of $79.4 million, compared to $79.7 million for last year's first quarter. Net sales for the OEM segments increased 3.4% to $16.6 million versus $16.1 million in the first quarter of last year.

Net income for the first quarter of 2003 was $3.76 million compared to $3.83 million recorded in the same quarter of last year. Net income per share was $.40, the same as the first quarter of last year.

For the first quarter of 2003, the Company experienced an increase of 3.3% in pre-tax income compared to the same period in 2002. The increase was attributable to the expiration in March, 2002, of a special promotional program and to the Company's continuing efforts to contain costs, partially offset by an increase in the cost of goods sold percentage and higher healthcare costs. However, the first quarter of 2003 was impacted by a higher effective tax rate, resulting in a 1.9% decline in net income.

Robert J. Washlow, Chairman of the Board and CEO, said, "In a challenging environment, our business for the quarter kept pace, and pre-tax earnings improved. Through the continued support of our sales teams and our efforts to make our operations more efficient, we expect to improve sales levels and achieve growth in earnings as the year progresses."

Lawson Products is an international seller and distributor of systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement marketplace. The Company also manufactures, sells and distributes production and specialized component parts to the original equipment marketplace, including the automotive, appliance, aerospace, construction and transportation industries.

This press release, including Mr. Washlow's statements, contains historical information and forward-looking statements and opinions. Statements looking forward in time are included in this press release pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors that could cause actual results to differ materially from those described in the forward-looking statements include increased competition, seasonality, effectiveness of our sales and marketing programs, or an economic downturn.

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                    LAWSON PRODUCTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED SUMMARY OF OPERATIONS
                                 (UNAUDITED)

                                              Three Months Ended
                                                  March 31,
                                              2003          2002     % Change

    Net Sales                              $96,075,110   $95,745,609    0.3%

    Income
     Before Taxes (a)                        6,621,171     6,409,831    3.3%

    Provision for Income Taxes               2,863,000     2,578,000

    Net Income (a)                           3,758,171     3,831,831   -1.9%

    Net Income per share of Common Stock:
         Basic                                   $0.40         $0.40
         Diluted                                 $0.40         $0.40

    Weighted Average Shares Outstanding:
         Basic                               9,492,236     9,626,607
         Diluted                             9,511,473     9,656,648


     (a) The Company used estimated gross profit rates in 2002 to determine inventories and cost of goods sold during interim periods.

Source: Lawson Products, Inc.